EXHIBIT 11.1

                NATIONAL EDUCATION CORPORATION AND SUBSIDIARIES
                   CALCULATION OF PRIMARY EARNINGS PER SHARE
                (Amounts in thousands, except per share amounts)


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                                                                         Three
Months Ended             Six Months Ended

June 30,                        June 30,

_____________________         ______________________
                                                                         1996
     1995             1996          1995

_________    ________         ________      ________
NET INCOME (LOSS)                                                      $
2,174    $(84,025)        $  2,839      $(90,182)

_________    ________         ________      ________
COMMON STOCK:

Shares outstanding from beginning of period
35,137      29,578           35,137        29,578
Pro rata shares:
   Stock options exercised
243         289              133           164
   Assumed exercise of stock options, using treasury
     stock method
1,366         244            1,271           139

_________    ________         ________      ________
   Weighted average number of shares outstanding
36,746      30,111           36,541        29,881

_________    ________         ________      ________

EARNINGS (LOSS) PER SHARE                                              $
 .06    $  (2.79)        $    .08      $  (3.02)

=========    ========         ========      ========

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